Exhibit 15.1

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the registration statements on Form F-3 of Unilever PLC (No. 333-219500-01), Unilever N.V (no. 333-219500), Unilever Capital Corp (no. 333-219500-02) and Unilever United States Inc. (No. 333-219500-03) and on Form S-8 of Unilever PLC (No. 333-185299) and Unilever N.V. (No. 333-185299-01) of our report dated 4 March 2020, with respect to the consolidated balance sheets of the Unilever Group (Unilever N.V. and Unilever PLC, together with their subsidiaries) as of 31 December 2019 and 2018 and 1 January 2018, the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the three-year period ended 31 December 2019, and the related notes and the Guarantor Statements (collectively, the Consolidated Financial Statements) and the effectiveness of internal control over financial reporting as of 31 December 2019, which report appears in the 31 December 2019 annual reports on Form 20-F of Unilever PLC and Unilever N.V.

Our report dated 4 March 2020 contains an explanatory paragraph that states that the Unilever Group acquired Astrix, Lenor Japan and FruFru on 30 August 2019, 1 October 2019 and 1 October 2019 respectively, and management excluded from its assessment of the effectiveness of the Unilever Group’s internal control over financial reporting as of 31 December 2019 Astrix, Lenor Japan and FruFru’s internal control over financial reporting associated with approximately 0.25% of the Unilever Group’s total assets and approximately 0.03% of the Unilever Group’s turnover included in the Consolidated Financial Statements of the Unilever Group as of and for the year ended 31 December 2019. Our audit of internal control over financial reporting of the Unilever Group also excluded an evaluation of the internal control over financial reporting of Astrix, Lenor Japan and FruFru.

Our report dated 4 March 2020 refers to a change in accounting for leases due to the adoption of IFRS 16, Leases.

/s/ KPMG LLP	/s/ KPMG Accountants N.V.
London, United Kingdom	Amsterdam, the Netherlands

9 March 2020